                                                                Exhibit 10.9b

                      STRATEGIC IMPROVEMENT INCENTIVE PLAN

                                    OVERVIEW


The PolyOne Strategic Improvement Incentive Plan (SIIP) is comprised of two vehicles:

         1. STOCK OPTIONS: grant of traditional options that provide the employee with the right to exercise vested options for a term of up to 10 years from the date of grant. The exercise (strike) price will be equal to the fair market value of PolyOne shares on the date of grant. The options will vest based on continued service over three years, one-third on each of the first, second and third anniversaries of the grant date. If the stock appreciates 50% or greater from the exercise price, shares scheduled to vest in year three will vest immediately.


         2. PERFORMANCE UNIT AWARDS are comprised of an equal amount of two vehicles:

                  a. PERFORMANCE EQUITY STOCK OPTIONS: provides the holder with the right to purchase shares at a price equal to the fair market value at the date of grant (same date as the above stock option). The options will vest on the third anniversary of grant and have a term of 39 months.

                  b. PERFORMANCE EQUITY CASH UNITS: provides for a cash payment at the end of a three-year performance period based on actual company performance vs. pre-established goals.

Based on the belief that the ability to directly affect the price of PolyOne shares diminishes as participation expands to levels below the Chief Executive Officer, Performance Unit Awards will increase at lower management levels. The mix of these awards is the following:

                                                   Stock Options         PUA
                                                   -------------         ---

                                     PLT                70%               30%

                                     Level II           50%               50%

                                     Level III          30%               70%

Participants included in this plan are the only people who will receive stock options each year.

                                February 28, 2001

Attn: ((Next Record))

                       POLYONE CORPORATION INCENTIVE AWARD

THIS LETTER CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE COMMON SHARES OF THE COMPANY ARE LISTED ON THE NEW YORK STOCK EXCHANGE.

Dear ((Salutation)):

      Subject to the terms and conditions of the PolyOne Corporation 2000 Stock Incentive Plan (the "Plan") and this Letter, the Compensation Committee of the Board of Directors of PolyOne Corporation (the "Company") has granted to you as of February 28, 2001, the following awards:

      (a) A Time-Vested Option to purchase an aggregate of ((TV)) common shares of the Company, having a par value of $.01 per share ("Company Common Shares"), at an option price of $8.70 per share (the "Time-Vested Option Price"), the fair market value as of the date of this grant.

      (b) A Performance Option to purchase an aggregate of ((Perf)) Company Common Shares at an option price of $8.70 per share, the fair market value as of the date of this grant.

      (c) A Performance Cash Award, the conveyance of which is contingent upon the performance of the Company as set forth herein.

      The Time-Vested Option and Performance Option shall be incentive stock options up to the $100,000 limit set forth in the Internal Revenue Code, with the value of the stock relating to the Time-Vested Option being first applied against such limit. To the extent that the Time-Vested Option or Performance Option exceeds such limit, such option or portion thereof shall be a non-qualified stock option. The Time-Vested Option, Performance Option and Performance Cash Award granted hereunder are collectively referred to herein as the "Awards." A copy of the Plan is available for your review through the Corporate Secretary's office.

         Section 1. Exercise of Stock Option. (a) Subject to the provisions of the Plan and this Letter, the Time-Vested Option granted hereunder shall be exercisable on or before the expiration date of February 28, 2011, and shall vest according to the following schedule regardless of the performance of the
Company:

         Date                      Shares Exercisable
--------------------               ------------------
On February 28, 2002               35%
On February 28, 2003               additional 35%
On February 28, 2004               remaining 30%

Notwithstanding the foregoing that, if at any time on or prior to February 28, 2004, the fair market value of the Company Common Shares as reported on the New York Stock Exchange is at least 50% greater than the Time-Vested Option Price ($13.05) for any 20 trading days during any 30 consecutive trading day period, the 30% of the shares scheduled to vest on February 28, 2004, shall become immediately exercisable.

      (b) The Time-Vested Option may be exercised as to all or any of the shares that can be purchased in accordance with Section 1(a) by submitting a letter to the Company signed by you stating the number of Company Common Shares you are electing to purchase at that time and certifying that you are in compliance with the terms and conditions of the Plan and enclosing your payment of the Time-Vested Option Price in full. No fraction of a common share may be purchased upon the exercise of the Time-Vested Option. You may pay the Time-Vested Option Price (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of Common Shares owned by you not less than six months having a value at the time of exercise equal to the total Time-Vested Option Price for the shares then being purchased (including, without limitation, constructive transfer by means of the surrender of all or part of the Common Shares issuable upon exercise of the Time-Vested Option (or any other option granted to you by the Company)), or (iii) by a combination of (i) and (ii). You also may exercise the Time-Vested Option and sell the shares acquired upon exercise of the Time-Vested Option, pursuant to a brokerage arrangement consistent with practices approved by the Company, and use the proceeds from such sale as payment of all or a portion of the Time-Vested Option Price. For purposes of this Section 1(b), common shares will be valued at their fair market value at the time the Time-Vested Option is exercised.

            Section 2. Performance Option. Subject to the provisions of the Plan and this Letter, the Performance Option granted hereunder shall vest 100% on February 28, 2004, and shall be exercisable on or before the expiration date of May 31, 2004. The Performance Option may be exercised in the same manner as set forth in Section 1(b).

            Section 3. Performance Cash Award. (a) Subject to the provisions of the Plan and this Letter, the Performance Cash Award conveyed to you hereunder entitles you to 100% of a cash payment equal to $((Cash)) if for fiscal year 2003 (the "performance period") the Company's Performance Business Operating Income (as defined in Section 3(b) below) is $287 million (which is the equivalent of $2.00 earnings per share). In the event that the Company's Performance Business Operating Income is greater or less than $287 million, you shall be entitled to a cash payment in accordance with the sliding scale below:

 Performance Business                             Percentage of
   Operating Income                           Performance Cash Award
 --------------------                         ----------------------
At least $217 million                                  50%

At least $287 million                                 100%

At least $357 million                                 150%

At least $427 million                                 200%

Awards will be calculated based upon a sliding linear scale. For example, if Performance Business Operating Income is $322 million, you are entitled to 125% of the cash payment relating to the Performance Cash Award ($322 million is 50% of the range between 100% and 150% attainment). The Company shall pay to you the cash payment relating to the Performance Cash Award, if any, by March 31, 2004.

      (b) The term "Performance Business Operating Income" shall mean the Company's total Operating Income before unusual items less operating income associated with the three Resins and Intermediates segment equity investments, i.e., OxyVinyls, SunBelt and Australian Vinyls Corporation. If the Company alters its current portfolio of businesses through acquisition or divestiture, the Performance Business Operating Income targets would be subject to change as determined by the Compensation Committee of the Board of Directors.

            Section 4. Retirement, Disability or Death. (a) If your employment with the Company or a subsidiary company terminates prior to the expiration of the Time-Vested Option or the Performance Option or prior to the end of the performance period of the Performance Cash Award, as the case may be, by reason of retirement at age 55 or older with at least 10 years of service, permanent and total disability (as defined under the relevant disability plan or program of the Company or a subsidiary company in which you then participate) or death, the Awards shall be exercisable or conveyed as follows:

      (i) the Time-Vested Option, to the extent not theretofore fully exercisable, shall become immediately exercisable in full and may be exercised in whole or in part at any time and from time to time within three years of your retirement, disability or death, as the case may be, but in no event beyond the expiration date of the Time-Vested Option, and thereafter the Time-Vested Option shall terminate;

      (ii)  the Performance Option shall become exercisable in accordance with
            Section 2 notwithstanding your retirement, disability or death, except that you shall only be entitled to exercise a prorated portion of such Performance Option based upon the portion of the period from February 28, 2001, through February 27, 2004, during which you were employed by the Company, and such prorated portion shall be exercisable in whole or in part at any time and from time to time until the expiration date of the Performance Option, and thereafter the Performance Option shall terminate; and

      (iii) after the conclusion of the performance period, the Company shall pay to you or your executor or administrator, as the case may be, that portion of the cash payment relating to the Performance Cash Award to which you would have been entitled pursuant to Section 3 had you remained employed by the Company until the conclusion of the performance period, prorated based upon the portion of the period from January 1, 2001, through December 31, 2003, during which you were employed by the Company.

      (b) If you exercise your Time-Vested Option or Performance Option (i) more than three months after your retirement at age 55 or older with at least 10 years of service or (ii) more than one year after you become disabled, as the case may be, the exercise of the option will not be treated for tax purposes as the exercise of an incentive stock option.

      Section 5. Other Termination. If your employment with the Company or a subsidiary company terminates prior to the expiration of the Time-Vested Option or the Performance Option or prior to the end of the performance period of the Performance Cash Award, as the case may be, for any reason other than retirement at age 55 or older with at least 10 years of services, permanent and total disability or death referred to in Section 4, the Awards shall be exercisable or conveyed as follows:

      (a) the Time-Vested Option shall be limited to the number of shares which could have been exercised pursuant to Section 1(a) at the time of your termination of employment and shall terminate as to the remaining shares and may be exercised as to such limited number of shares at any time within ninety (90) days of your termination of employment, but in no event beyond the term of the Time-Vested Option, and thereafter the Time-Vested Option shall terminate;

      (b) the Performance Option, to the extent not exercisable, shall terminate, and, to the extent exercisable, may be exercised at any time prior to the expiration of the term of the Performance Option, and thereafter the Performance Option shall terminate; and

      (c)   the Performance Cash Award shall be forfeited.

      Section 6. Change of Control. Upon the occurrence of a Change of Control (as defined on Exhibit A attached hereto) during the term of the Time-Vested Option or the Performance Option or the performance period of the Performance Cash Award, as the case may be, the Awards shall become exercisable or be conveyed as follows:

      (a)   the Time-Vested Option shall become exercisable in accordance with
            Section 1(a) and may be exercised in whole or in part at any time and from time to time prior to the expiration date of the Time-Vested Option;

      (b)   the Performance Option shall become exercisable in accordance with
            Section 2 and may be exercised in whole or in part at any time and from time to time prior to the expiration date of the Performance Option; and

      (c) the Company shall pay to you 100% of the Performance Cash Award within 15 days after the Change of Control.

      Section 7. Taxes. If, in the opinion of the Company, the Company is required to withhold any federal, state and local and foreign taxes from any payment made under the Plan and this Letter, the Company shall have the right, in the case of the exercise of the Time-Vested Option or Performance Option, to withhold from the shares issued to you a number of shares having a value equal to the amount of such taxes unless you elect to pay such taxes in a manner described in Section 1(b)(i) through (iii) and, in the case of the payment of cash relating to the Performance Cash Award, to withhold from such cash payment the amount of such taxes.

      Section 8. Non-Assignability. The Awards are personal to you and are not transferable by you other than by will or the laws of descent and distribution. The Time-Vested Option and the Performance Option are exercisable during your lifetime only by you or by your guardian or legal representative.

      Section 9. Adjustments. The Compensation Committee shall make such adjustments in the Awards as the Compensation Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of your rights that otherwise would result from (a) any stock dividend, stock split, combination of shares, issuance of stock purchase rights, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, reorganization or partial or complete liquidation or (c) any other corporate transaction or event having an effect similar to any of the foregoing. No adjustment provided for in this Section 9 shall require the Company to sell any fractional share.

      Section 10. Terms and Conditions of the Plan; Authority of the Board and the Committee. This Letter and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan as approved by the Board of Directors and the shareholders of the Company, which are controlling. The interpretation and construction by the Board of Directors and/or the Compensation Committee of any provision of the Plan or this Letter shall be final and conclusive upon you, your estate, executor, administrator, beneficiaries, personal representative and guardian and the Company and its successors and assigns. Without limiting the generality of the foregoing, this Letter is subject to the power of the Compensation Committee to cancel, rescind, suspend, withhold or otherwise limit or restrict any outstanding Award at any time if you are not in compliance with all applicable provisions of this Letter or if you engage in any "Detrimental Activity" as defined in Section 16 of the Plan, which section is hereby incorporated herein by reference.

      Section 11. Notice. All notices hereunder to the Company shall be delivered personally or mailed to its corporate offices at Suite 36-5000, 200 Public Square, Cleveland, Ohio 44114-2304 Attention: Corporate Secretary, and all notices hereunder to you shall be delivered personally or mailed to you. Such addresses may be changed at any time by advance written notice of such change to the Company and to you, as the case may be.

      This Letter, and the terms and conditions of the Plan, shall bind, and inure to the benefit of you, your estate, executor, administrator, beneficiaries, personal representative and guardian and the Company and its successors and assigns.

                                        Very truly yours,

                                        POLYONE CORPORATION


                                        By:
                                           -------------------------------------
                                           Gregory L. Rutman, Vice President,
                                           Chief Legal Officer and Secretary
                                           On behalf of the Compensation
                                           Committee of the Board of Directors

Accepted:


------------------------------------

                                    (Date)
------------------------------------

                   EXHIBIT A - DEFINITION OF CHANGE OF CONTROL

A "Change of Control" means:

            (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
      Act) of voting securities of the Company where such acquisition causes such Person to own 25% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this paragraph (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of paragraph (c) below; provided, further, that if any Person's beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 25% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 25% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than 25% of the Outstanding Company Voting Securities, then no Change of Control shall have occurred as a result of such Person's acquisition; or

            (b) individuals who, as of August 31, 2000, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to August 31, 2000 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

            (c) The approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

            (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.


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